Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED BYLAWS
OF
EVERGREEN ENERGY INC.

1.           The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Evergreen Energy Inc. (the “Corporation”) and that the following amendments to the Corporation’s Third Amended and Restated Bylaws were duly adopted by the Board of Directors:

2.           Article I, Section 1 of the Third Amended and Restated Bylaws is deleted in its entirety and such Section shall read in full as follows:

“The principal office and place of business of Evergreen Energy Inc. (the “Corporation”) shall be 1225 17th Street, Suite 1300, Denver, Colorado or at such other place within or without Colorado, as the Board of Directors (the “Board”) may from time to time designate.”

3.           Article III, Section 3 of the Third Amended and Restated Bylaws is deleted in its entirety and such Section shall read as follows:

“The number of directors shall be specified in the Bylaws of the Corporation, and any such number may from time to time be increased or decreased (but not below three) in the manner prescribed by the Bylaws.  The Board of Directors shall not be classified.  From and after the Corporation’s 2008 Annual Meeting of Stockholders, all directors shall be elected at each annual Meeting of Stockholders for a one-year term expiring at the next Annual Meeting of Stockholders; provided that the term of any director elected prior to the 2008 Annual Meeting of Stockholders shall be unaffected.”

4.           Article III, Section 4 of the Third Amended and Restated Bylaws is deleted in its entirety and such Section shall read as follows:

“Each director shall serve until his or her successor shall have been elected and qualified or until his earlier death, resignation or removal.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum.  Any one director or the entire Board of Directors may be removed from office only for cause, upon the affirmative vote of the holders of a majority of the shares then entitled to vote at any meeting of stockholders called expressly for that purpose.”

       5.           Article III, Section 2 is amended to eliminate the sentence which reads:

“Directors need not be stockholders.”

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 11th day of July, 2008.

/s/ William G. Laughlin
William G. Laughlin, Secretary